UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A
SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
EXCHANGE ACT OF 1934

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FemOne, Inc.

(NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

(NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

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FEMONE, INC.
1905 Aston Drive, Suite 101
Carlsbad, CA, USA 92008

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD THURSDAY, NOVEMBER 10, 2005

We will hold the annual meeting of Shareholders of FemOne, Inc., a Nevada corporation (the "Company"), at 1905 Aston Drive, Suite 101, Carlsbad, California on Thursday, November 10, 2005, beginning at 11:00 a.m. local time, for the following purposes:

1. Elect three directors to serve for a term of one year or until their successors are elected.

2. Amend and restate our Articles of Incorporation (a) to change the legal name of our corporation to ACTIS Global Ventures, Inc.; (b) to increase the number of authorized shares of our common stock; and (c) authorize the issuance of a new class of convertible preferred stock, Series A Preferred Stock;

3. Designate and issue Series A Preferred Stock to two of our officers and directors, Ray. W. Grimm, Jr. and Alfred Hanser, thereby ensuring their ability to control our company notwithstanding continuing massive dilution caused by the conversion of convertible debt;

4. Ratifying the appointment of Peterson & Co., LLP as our independent auditors for the fiscal year ending December 31, 2005; and

5. Transacting such other business as may properly come before the meeting or any adjournment or postponement of the meeting.

Shareholders of record at the close of business on September 16, 2005, are entitled to notice of and to vote at the meeting or any postponement or adjournment.

BY ORDER OF THE BOARD OF DIRECTORS

/S/ RAY W. GRIMM, JR.
Ray W. Grimm, Jr.
CHIEF EXECUTIVE OFFICER

Dated October [_], 2005

To vote, please sign, date and return your proxy card in the enclosed envelope via U.S. mail.

FEMONE, INC.
1905 Aston Drive, Suite 101
Carlsbad, CA, USA 92008

[DATE]

To Our Shareholders:

You are cordially invited to attend the annual meeting of shareholders of FEMONE, INC., which will be held at our company’s offices at 1905 Aston Drive, Suite 101, in Carlsbad, California, on Thursday, November 10, 2005, beginning at 11:00 a.m. local time.

Information about this year's annual meeting, including matters on which shareholders will act, may be found in the notice of annual meeting and proxy statement accompanying this letter. This proxy statement is designed to answer your questions and provide you with important information regarding our Board of Directors and senior management. Enclosed with this proxy statement is our 2004 annual report.

Whether you own a few or many shares of stock, and whether or not you plan to attend, it is important that your shares be voted on matters that come before the annual meeting. Please mark your votes on the enclosed proxy card, signing and dating it and mailing it in the envelope provided. If you sign and return your proxy card without specifying your choices, it will be understood that you wish to have your shares voted in accordance with the directors' recommendations as described in this proxy statement.

During the annual meeting, management will report on operations and other matters affecting our company and will respond to shareholders' questions. On behalf of the Board of Directors, we would like to express our appreciation for your continued interest in the affairs of our Company.

We look forward to greeting in person as many of our shareholders as possible.

Sincerely,

Ray W. Grimm, Jr.
Chief Executive Officer

TABLE OF CONTENTS

INFORMATION ABOUT THE MEETING AND VOTING	1

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS COMPLIANCE WITH
SECTION 16(A) OF THE EXCHANGE ACT	6

EXECUTIVE COMPENSATION	8

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	9

INDEPENDENT PUBLIC ACCOUNTANTS	12

DESCRIPTION OF SECURITIES	13

STOCKHOLDER PROPOSALS FOR 2006 ANNUAL MEETING	14

Proposal 1 - Election Of Three Directors	14

Proposal 2 - To Amend And Restate The Articles Of Incorporation To Change Our Corporate Name To Actis Global Ventures, Inc.	14

Proposal 3 - To Amend And Restate The Articles Of Incorporation To Increase The Number Of Authorized Shares Of Common Stock	15

Proposal 4 - To Amend And Restate The Articles Of Incorporation To Authorize The Creation Of A Class Of Convertible Preferred Stock, Designated As Series A Preferred Stock, And Conferring To Holders Of Such Stock A Nondilutable 50% Of The Combined Voting Power Of Our Stock For Not More Then Two Years	17

Proposal 5 - The Issuance Of Series A Preferred Stock To Two Of Our Officers And Directors, Ray W. Grimm, Jr. And Alfred Hanser, Thereby Ensuring Their Continued Control Of Our Company	20

Proposal 6 - Ratification Of Appointment Of Independent Accountants	24

Proposal 7 - Other Matters To Come Before The Annual Meeting	25

AVAILABLE INFORMATION	25

INFORMATION ABOUT THE MEETING AND VOTING

WHEN WERE PROXY MATERIALS MAILED?

This Proxy Statement and proxy card were first mailed on or about October [__], 2005, to the owners of voting shares of FemOne, Inc. in connection with the solicitation of proxies by the FemOne Board of Directors (the “Board”) for the 2005 Annual Meeting of Shareholders in Carlsbad, California. Proxies are solicited to give all shareholders of record as of the close of business on September 16, 2005, an opportunity to vote on matters that come before the annual meeting. This procedure is necessary because shareholders live in all U.S. states and abroad and most may not be able to attend.

WHAT AM I VOTING ON?

The Board is soliciting your vote for:

•	the election of three directors to serve for a term of one year or until their successors are elected;

•
the amendment and restatement of our articles to (a) change our corporate name to ACTIS Global Ventures, Inc.; (b) increase the number of authorized shares of common stock; and (c) authorize the issuance of a new class of convertible preferred stock, Series A Preferred Stock;

•
the issuance of Series A Preferred Stock to two of our officers and directors, Ray W. Grimm, Jr. and Alfred Hanser, thereby ensuring their ability to control the business of our company notwithstanding the continuing massive dilution caused by the conversion of convertible debt;

•	the ratification of the appointment of our independent auditors; and

•	action on such other business as may properly come before the meeting or any adjournment or postponement of the meeting.

WHO IS ENTITLED TO VOTE?

Shareholders of record at the close of business on the Record Date, September 16, 2005 (the "Record Date"), are entitled to vote on matters that come before the meeting. Shares can be voted only if the shareholder is present in person or is represented by a completed and returned proxy.

HOW MANY VOTES DO I HAVE?

Each share of FemOne common stock that you own as of the Record Date entitles you to one vote. As of the close of business on September 16, 2005, there were 106,744,451 shares of FemOne common stock issued and outstanding.

HOW DO I VOTE?

All shareholders may vote by mail. To vote by mail, please sign, date and mail your proxy card in the envelope provided.

If you own your shares through a bank or broker, you should follow the separate instructions they provide you. Although most banks and brokers now offer telephone and Internet voting, availability and specific processes will depend on their individual voting arrangements. If you do not instruct your broker or bank how to vote, your broker or bank may still vote your shares if it has discretionary power to vote on a particular matter.

If you attend the annual meeting in person, you may request a ballot when you arrive. If your shares are held in the name of your bank, broker, or other nominee, you need to bring an account statement or letter from the nominee indicating that you were the beneficial owner of the shares on September 16, 2005, the Record Date, for voting. If you previously signed and returned a proxy for voting (or one was mailed for you by a bank broker), and then chose to attend the shareholder meeting and vote in person, your proxy will automatically be nullified, and only your votes made in person at the meeting will be counted.

WHAT IF I RETURN MY PROXY BUT DO NOT MARK IT TO SHOW HOW I AM VOTING?

If your proxy card is signed and returned without specifying your choices, the shares will be voted as recommended by the Board.

WHAT IF OTHER ITEMS COME UP AT THE ANNUAL MEETING AND I AM NOT THERE TO VOTE?

When you return a signed and dated proxy card, you give the proxy holders (the names of whom are listed on your proxy card) the discretionary authority to vote on your behalf on any other matter that is properly brought before the annual meeting. This discretionary authority is limited by SEC rules to certain specified matters, such as matters incident to the conduct of the meeting and voting for alternative candidates if for any unforeseen reason any of our nominees becomes unavailable to serve as a director.

CAN I CHANGE MY VOTE?

You can change your vote by revoking your proxy at any time before it is exercised, in one of three ways:

•	notify the FemOne Corporate Secretary in writing before the annual meeting that you are revoking your proxy;

•	submit another written proxy with a later date in accordance with the requirements for submitting proxies as described in this proxy statement;

•	attend, and vote, in person at the annual meeting.

Attendance at the annual meeting will not cause your previously granted proxy to be revoked unless you specifically request this, however if you vote on any matter in person at the meeting, your proxy will be automatically nullified, and only your votes made in person at the meeting will be counted.

WHAT DOES IT MEAN IF I GET MORE THAN ONE PROXY CARD?

In that case, you likely own shares which are registered differently or are held in more than one account. You should vote each of your accounts by mail. Please sign, date, and return each proxy card to guarantee that all of your shares are voted. If you wish to combine your shareholder accounts in the future, you should contact our transfer agent, U.S. Stock Transfer Corporation, telephone (818) 502-1404, or by email at richt@usstock.com. Combining accounts reduces excess printing and mailing costs, resulting in savings for us which benefits you as a shareholder.

WHAT CONSTITUTES A QUORUM?

The presence of the owners of one percent of the shares entitled to vote at the annual meeting constitutes a quorum. Presence may be in person or by proxy. You will be considered part of the quorum if you return a signed and dated proxy card, if you vote by telephone or the Internet, or if you vote at the annual meeting.

Abstentions and broker "non-votes" are counted as present and entitled to vote for determining a quorum. A broker "non-vote" occurs when a bank or broker holding shares for a beneficial shareholder does not vote on a particular proposal because the bank or broker does not have discretionary voting power with respect to the item and has not received voting instructions from the beneficial shareholder.

As of the Record Date, persons deemed to be insiders of our company, and who are expected to vote on each matter as recommended by the Board, hold approximately 32% of our issued and outstanding common stock.

WHAT IS REQUIRED TO APPROVE EACH PROPOSAL?

If a broker indicates on its proxy that it does not have discretionary authority to vote on a particular matter, the affected shares will be treated as not present and not entitled to vote with respect to that matter, even though the same shares may be considered present for quorum purposes and may be entitled to vote on other matters.

PROPOSAL 1. ELECTION OF DIRECTORS: The three nominees who receive the most votes will be elected. Any shares not voted (whether by abstention, broker non-vote, or otherwise) will have no impact on the vote.

PROPOSAL 2. AMENDMENT AND RESTATEMENT OF OUR ARTICLES TO CHANGE OUR CORPORATE NAME. The affirmative vote of a majority of the outstanding shares of our common stock entitled to vote is required to approve the amendment and restatement of our Articles of Incorporation to change the legal name of our corporation from FemOne, Inc. to ACTIS Global Ventures, Inc. If you do not vote, or if you abstain from voting, it has the same effect as if you voted against the proposal.

PROPOSAL 3. AMENDMENT AND RESTATEMENT OF OUR ARTICLES TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK. The affirmative vote of a majority of the outstanding shares of our common stock entitled to vote is required to approve the amendment and restatement of our Articles of Incorporation to increase the number of our authorized shares of common stock from 500,000,000 to 10,000,000,000 shares. If you do not vote, or if you abstain from voting, it has the same effect as if you voted against the proposal.

PROPOSAL 4. AMENDMENT AND RESTATEMENT OF OUR ARTICLES TO AUTHORIZE THE CREATION OF A CLASS OF PREFERRED STOCK CALLED SERIES A PREFERRED STOCK. The affirmative vote of a majority of the outstanding shares of our common stock entitled to vote is required to approve the amendment and restatement of our Articles of Incorporation to authorize 3,000,000 shares of Preferred Stock, called Series A Preferred Stock. If you do not vote, or if you abstain from voting, it has the same effect as if you voted against the proposal.

PROPOSAL 5. THE ISSUANCE OF CONVERTIBLE SERIES A PREFERRED STOCK TO TWO OF OUR OFFICERS AND DIRECTORS, RAY W. GRIMM, JR. AND ALFRED HANSER, THEREBY ENSURING THEIR CONTINUED CONTROL OF OUR COMPANY. To approve the issuance of shares of Series A Preferred Stock to Ray W. Grimm, Jr. and Alfred Hanser, the number of shares voted in favor of the proposal must exceed the number of shares voted against. Any shares not voted (whether by abstention, broker non-vote, or otherwise) will have no impact on the vote.

PROPOSAL 6. RATIFY THE APPOINTMENT OF OUR INDEPENDENT AUDITORS: To ratify the appointment of our independent auditors, the number of shares voted in favor of the proposal must exceed the number of shares voted against. Any shares not voted (whether by abstention, broker non-vote, or otherwise) will have no impact on the vote.

PROPOSAL 7. OTHER MATTERS: Approval of any unscheduled matter, such as a matter incident to the conduct of the meeting, would require the affirmative vote of a majority of the votes cast. Any shares not voted (whether by abstention, broker non-vote, or otherwise) will have no impact on the vote.

WHAT ARE THE BOARD'S RECOMMENDATIONS ON THE PROPOSALS?

The Board recommends a vote FOR each of Proposals 1 through 7.

ARE THERE ANY DISSENTERS' RIGHTS OF APPRAISAL REGARDING THE PROPOSALS?

There is no provision in the Nevada General Corporation law, nor in our Articles of Incorporation or Bylaws, providing our stockholders with dissenters' rights of appraisal to demand payment in cash for their shares of Common Stock in connection with the implementation of any of the Proposals.

HOW CAN I ATTEND THE ANNUAL MEETING?

You are invited to attend the annual meeting only if you were a FemOne shareholder or joint holder as of the close of business on September 16, 2005, or if you hold a valid proxy for the annual meeting. In addition, if you are a registered shareholder (owning shares in your own name), your name will be verified against the list of registered shareholders on the Record Date prior to your being admitted to the annual meeting. If you are not a registered shareholder but hold shares through a broker or nominee (in street name), you should provide proof of beneficial ownership on the Record Date, such as a recent account statement or a copy of the voting instruction card provided by your broker or nominee. The meeting will begin at 11:00 a.m. local time. Check-in will begin at 10:30 a.m. local time, and you should allow ample time for check-in procedures.

HOW WILL WE SOLICIT PROXIES AND WHO WILL BEAR THE COST?

We will distribute the proxy materials and solicit votes. The cost of soliciting proxies will be borne by us. These costs will include the expense of preparing, assembling, printing and mailing proxy solicitation materials for the meeting and reimbursements paid to brokerage firms and others for their reasonable out-of-pocket expenses for forwarding proxy solicitation materials to shareholders. We have not retained a proxy solicitor in conjunction with the annual meeting. We may conduct further solicitation personally, telephonically or by electronic communication through our own officers, directors and employees, none of whom will receive additional compensation for assisting with the solicitation.

WHERE CAN I FIND VOTING RESULTS OF THE ANNUAL MEETING?

We intend to announce preliminary voting results at the annual meeting, and publish final results in our next annual report filed with the SEC.

HOW MAY I COMMUNICATE WITH FEMONE'S BOARD?

You may communicate directly with any member or members of our Board of Directors by sending the communication to FemOne, Inc., at 1905 Aston Drive, Suite 101, Carlsbad, CA, USA 92008, to the Attention of our Board of Directors, generally, or directed to the specific Director or Directors with whom you wish to communicate. We relay communications addressed in this manner as appropriate. Communications addressed simply to our Board of Directors are relayed to our Chairman of the Board for handling.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS;
COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT.

Our executive officers and directors, and their respective ages as of September 16, 2005, are as follows:

Name	Age	Position
Ray W. Grimm, Jr.	59	Chief Executive Officer, Chief Financial Officer and Director
Alfred Hanser	33	President, Secretary and Director
Joseph V. Caracciolo	59	Director

Below are brief descriptions of the background and business experience for the past five years of each of our directors.

Mr. Grimm founded FemOne in March 2002 and has served as its Chief Executive Officer and a Director since inception. From September 1999 to March 2002, Mr. Grimm worked as a direct sales industry consultant, and assisted in the launch of Orenda International, a direct sales nutritional distribution company. From 1989 to 1999, Mr. Grimm was the President of Body Wise International, a company engaged in the distribution of nutritional products. Mr. Grimm is president of the California State Board of Childhelp USA.

Mr. Alfred Hanser has served as our President, Secretary and a Director since [March] 2002. From 1999 to June 2002, Mr. Hanser was self-employed in the area of distribution of consumer products, and during this time he co-founded a European medical device distribution company. From 1997 to 1998, Mr. Hanser was employed by ZS Associates, a Chicago-based consulting firm. Mr. Hanser holds Magna Cum Laude degrees in Organizational Behavior, Business Policy and International Business from Southern Methodist University (Dallas, TX).

Mr. Caracciolo has been a director since September 2004. From 1976 to present, Mr. Caracciolo has formed and has been the principal of numerous real estate acquisition, development and sales companies. Since 1991 he has served as president of JVC Properties NM, Inc., and since 1997 has served as director of business development for Rancho Residential LLC.

TERM OF OFFICE

Our directors are elected for a one-year term to hold office until the next annual general meeting of our shareholders or until removed from office in accordance with our bylaws. Our officers are appointed by our Board of Directors and hold office until removed by the Board.

MEETINGS OF THE BOARD OF DIRECTORS AND INFORMATION REGARDING COMMITTEES

Our Board of Directors acted by unanimous written consent on five occasions during 2004. There were no formal Board of Directors meetings held during 2004.

Our policy is to encourage directors to attend our annual meetings. All of our directors attended our last annual meeting. Each of our Directors has been and intends to continue to be fully accessible to us on an as needed basis whenever their participation is required.

Our Board of Directors does not have any standing audit, nominating or compensation committees, or committees performing similar functions. Our Board of Directors believes that forming committees for these functions is currently not practical due to the small size of the board. All directors participate in the consideration of director nominees.

COMPENSATION OF DIRECTORS

Our directors will be reimbursed for any out-of-pocket expenses incurred by them for attendance at meetings of the Board of Directors or committees thereof.

COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT

Section 16(a) of the Exchange Act requires our executive officers and directors, and persons who beneficially own more than ten percent of our equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors and greater than ten percent shareholders are required by SEC regulation to furnish FemOne with copies of all Section 16(a) forms they file. Based on our review of the copies of such forms received by us, we believe that during the fiscal year ended December 31, 2004 all such filing requirements applicable to our officers, directors and persons holding more than ten percent of our securities were complied with.

EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

The table below summarizes all compensation awarded to, earned by, or paid to Ray Grimm and Alfred Hanser, comprising all of the executive officers of FemOne, Inc. (our "named executive officers") for all services rendered to us in all capacities for the current fiscal year.

SUMMARY COMPENSATION TABLE
					Long Term Compensation
	Annual Compensation				Awards		Payouts
	Year	Salary (1)	Bonus	Other Compensation	Restricted Stock Awards ($)	Securities underlying Options/SARS (#)	LTIP Payouts	All Other Compensation
Ray W. Grimm, Jr.(2)	2004	$132,000	-	-	-	-	-	-
Chief Executive Officer	2003	$132,000	-	-	-	-	-
and Chief Financial Officer	2002	$77,000	-	-	-	-	-	-

Alfred Hanser(3)	2004	$108,000	-	-	-	-	-	-
President and Secretary	2003	$108,000	-	-	-	-	-	-
	2002	$54,000	-	-	-	-	-	-

(1)	The annual salary column above represents salaries paid and accrued for the years ended December 31, 2004, 2003 and 2002, respectively, for each of Mr. Grimm and Mr. Hanser.

(2)
Mr. Grimm’s annual compensation is $132,000. During 2002, Mr. Grimm received payment of $27,500 in salaries, and deferred payments during 2002 in the amount of $49,500. During 2003, Mr. Grimm received payment of $44,000 in salaries and deferred payments during 2003 in the amount of $88,000. During 2004, Mr. Grimm deferred payment of $71,500 of salaries. Between July and October, 2004, Mr. Grimm was repaid a total of $169,484 of deferred salaries. As of December 31, 2004, our balance due to Mr. Grimm for deferred salaries was $39,516.

(3)
Mr. Hanser’s annual compensation is $108,000. During 2002, Mr. Hanser received payment of $13,500 in salaries and deferred payments during 2002 in the amount of $40,500. During 2003, Mr. Hanser received payment of $40,500 in salaries and deferred payments during 2003 in the amount of $67,500. During 2004, Mr. Hanser deferred payment of $58,500 of salaries. Between July and October, 2004, Mr. Hanser was repaid a total of $135,390 of deferred salaries. As of December 31, 2004, our balance due to Mr. Hanser for deferred salaries was $31,110.

STOCK OPTION GRANTS

We did not grant any stock options to our named executive officers during our fiscal years ended December 31, 2004 or 2003. We have also not granted any stock options to our named executive officers since December 31, 2004.

EXERCISES OF STOCK OPTIONS AND YEAR-END OPTION VALUES

No stock options were exercised by our named executive officers during the fiscal year ended December 31, 2004 or 2003. No stock options have been exercised by our named executive officers since December 31, 2004.

EMPLOYMENT AGREEMENTS

The Company has employment agreements with our executive officers, Mr. Ray W. Grimm, Jr. and Mr. Alfred Hanser. The agreements were executed in June 2002 for Mr. Grimm, and July 2002 for Mr. Hanser. Each agreement is for an initial five year term with automatic one year renewals unless otherwise terminated by either FemOne or the applicable executive.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Except as disclosed below, none of the following parties has, since our date of incorporation, had any material interest, direct or indirect, in any transaction with us or in any presently proposed transaction that has or will materially affect us:

•	any of our directors or executive officers
•	any person proposed as a nominee for election as a director
•	any person who beneficially owns, directly or indirectly, shares carrying more than 10% of the voting rights attached to our outstanding shares of common stock
•	any of our promoters
•	any relative or spouse of any of the foregoing persons who lives at the same address as such person

Stock Purchase Agreement

In August 2003, Ray W. Grimm, Jr. and Alfred Hanser entered into a Stock Purchase Agreement where they acquired, in a private transaction, 5,000,000 shares of the outstanding stock of New Paltz Capital Corporation together with stockholder loans in the amount of $47,000 for an aggregate purchase price of $279,350. On September 1, 2003 the Board of Directors declared a 6 for 1 stock dividend resulting in Mr. Grimm owning 17,142,000 shares and Mr. Hanser owning 12,858,000 shares. In connection with the finalization of the merger with FemOne California., a total of 9,586,165 of these shares were retired such that Mr. Grimm owned 9,416,382 shares of our common stock and Mr. Hanser owned 7,060,227 shares of our common stock following the transaction. In the allocation of these shares, Mr. Grimm received 431,307 shares and Mr. Hanser received 323,356 shares of our common stock, bringing their total ownership at the time of the merger to 9,847,689 and 7,383,583 shares, respectively.

Sublicense Agreement with Alfred Hanser

In May 2002, FemOne entered into a sublicense agreement with Alfred Hanser for the exclusive right to distribute Channoine® Cosmetics products through direct sales and network marketing in the United States, Canada and Mexico. In exchange for this sublicense, FemOne issued shares of common stock equivalent to the cost of the license agreement which was $216,667. The sublicense agreement is effective for an initial term of five years, and includes five consecutive options to extend the term for additional five year periods (for a total term of thirty years), for no additional consideration. The shares of common stock underlying this agreement were issued by the privately held FemOne California. In connection with the merger transaction, Mr. Hanser received 323,356 shares of common stock for his percentage of holdings in the California corporation on the date of the merger and his participation in the prorated share allocation of 1,000,000 shares to the California shareholders. In December 2004, Mr. Hanser transferred the rights to the Direct Response Television Shopping channel to our company for a nominal fee.

Stockholder Loans

From time to time, Mr. Grimm and Mr. Hanser have provided loans to us pursuant to unsecured Promissory Notes. Such notes accrue interest at a rate of 8% per annum. As of September 30, 2005, our company’s obligations to Mr. Grimm and Mr. Hanser for the principal due on these stockholder loans were $298,725 and $1,284, respectively. As of September 30, 2005, our company’s obligation for accrued interest on these loans payable to Mr. Grimm and Mr. Hanser were $104,891 and $1,684, respectively. The amounts due to stockholders are subordinated by our outstanding notes payable. These amounts cannot be repaid in cash until our outstanding notes are paid or converted in full. On October 1, 2005, Mr. Grimm assigned 50% of the principal and accrued interest on his promissory note to Mr. Hanser. Following this assignment, our company’s obligation for principal and accrued interest on these loans payable to Mr. Grimm and Mr. Hanser were principal amounts of $149,358 and $150,642, respectively, and accrued interest of $52,446 and $54,129, respectively. As proposed in this proxy statement, Mr. Grimm and Mr. Hanser will convert 65% of their respective loans outstanding into shares of Series A Preferred Stock.

In connection with the purchase of New Paltz Capital Corporation, Mr. Grimm and Mr. Hanser assumed stockholder loans of $47,000, of which $30,000 of principal bore interest at 6%, and the remaining $17,000 of principal is non-interest bearing. In December 2004, the total outstanding balance of $51,288, including principal and accrued interest was repaid to Mr. Grimm and Mr. Hanser through the issuance of an aggregate of 1,025,764 shares of common stock with 586,122 shares to Mr. Grimm and 439,642 shares to Mr. Hanser. There are no further obligations under these loans.

Additional Related Party Loans

A company owned by Mr. Grimm loaned FemOne $29,000. The loan was unsecured and non-interest bearing. The loan was repaid in full in November 2004 and we have no further obligation under this loan.

FemOne/BioPro Canada

In May 2002, we assigned the Canadian distribution rights to all of FemOne’s products which were eligible for sale in Canada, in exchange for 38.75% of the total ownership interests in FemOne Canada, Inc., (“FemOne/BioPro Canada). In July 2003, this agreement was amended to decrease the portion of our ownership to 30%. The agreement provides that we supply Canada with inventory and marketing aids at a price equal to cost. For the years ended 2002 and 2003, we recorded sales to Canada for their inventory purchases of $56,402 and $18,284, respectively. The agreement also calls for compensation in the form of stock for certain consulting services related to sales and marketing efforts by the President of FemOne Canada. The Company has reserved for issuance 463,513 shares of our common stock pursuant to this agreement. In December 2004, the agreement was amended to increase our portion of ownership to 38.75% for nominal consideration.

In August 2004, FemOne/BIOPRO Canada formed a division to market certain of our licensed products through the direct response television marketing channel in Canada. We provided assistance in the form of a shareholder loan in the amount of $35,646 to FemOne/BIOPRO Canada for inventory purchases. Between January and May 2005, this loan was repaid in full.

BIOPRO Australasia, Pty, Ltd.

In October 2004, we formed a subsidiary, BIOPRO Australasia Pty Ltd, an Australian company, to expand our operations into the direct selling markets of Australia and New Zealand. We own 90% of BIOPRO Australasia, the remaining 10% is owned by Mr. Kenneth Newton, the former managing director of BIOPRO Australasia. On April 21, 2005, Mr. Newton terminated his position of managing director of BIOPRO Australasia retaining his ownership position.

SRA Marketing, Inc.

In December 2004, we formed a subsidiary, SRA Marketing, Inc. to market our licensed products in the United States through Direct Response Television Marketing. We own 51% of SRA Marketing, the remaining 49% is owned by a company owned by Mr. Steven Page, president of our affiliate, FemOne/BIOPRO Canada. Mr. Page provides management services in exchange for a small management fee. To assist SRA Marketing with its initial inventory requirements, loans were provided by FemOne, and Rostco, a private company owned by Steven Page. Currently, we are negotiating definitive shareholders’ and long-term management agreements with Rostco, as well as finalizing a written distribution and licensing agreement to memorialize the terms of our current understandings with it and Mr. Page. However, as of the date of this Report, those Agreements are not yet in effect.

Family Relationship

Since November 2003, certain of the members of Mr. Grimm’s family participated as independent sales representatives. During the years ended December 31, 2004 and 2003, they were paid commissions of $94,583 and $10,031, respectively, related to their participation in the direct selling organization

Bluewave Innovations

Certain of FemOne’s officers were also founders and officers of Bluewave Innovations, a direct selling company targeting sales to young adults through a team of college-aged independent sales associates. Between November 2003 and March 2004, Bluewave marketed certain of the same products under the 2SIS and Channoine® product lines as FemOne did during the same period.  The Company does not believe that sales resulting from Bluewave distracted from potential FemOne sales, as the demographic of the sales force is young college-aged independent sales representatives, and differs from the demographic of the independent sales representatives’ selling these products on behalf of FemOne. In March, 2004, Bluewave Innovations’ operations were abandoned. During fiscal years 2004 and 2003, we sold $1,914 and $29,364 of inventory to Bluewave, respectively.

INDEPENDENT PUBLIC ACCOUNTANTS

The company appointed Peterson & Co., LLP in February 2004 to serve as its independent auditors for the years ended December 31, 2004 and 2003. Dohan and Company were the independent auditors of the public entity for the year that ended June 30, 2003, prior to the adoption of the fiscal year end of December 31 of FemOne California. The Company's Board of Directors pre-approves all services performed by our company's principal auditor. During 2004 and 2003, the services were performed by Peterson & Co, and Dohan and Company, respectively, and the related fees were as follows:

	2004 Peterson & Co, LLP	2003 Dohan and Company
Audit Fees	$49,371	$7,500
Audit Related Fees	$2,135	-
Tax Fees	$16,008	-
All Other Fees	-	-

The Audit fees for the year ended December 31, 2004 were for professional services rendered for the audit of the consolidated financial statements of our company and review of our quarterly reports during 2004. The Audit Fees for the year ended December 31, 2003, were professional services rendered during the audit of the consolidated financial statements of our company.

We expect a representative of Peterson & Co., LLP to be present at our annual meeting on November 10, 2005. This representative will have an opportunity to make a statement and we expect this representative to be available to respond to appropriate questions.

DESCRIPTION OF SECURITIES

The following is a summary of the material terms of our capital stock, qualified in its entirety by the provisions of our Articles of Incorporation, as amended, our Bylaws, and by the provisions of applicable law.

Our authorized capital stock consists of 500,000,000 shares of common stock, $0.001 par value, and no shares of Preferred Stock.

COMMON STOCK

As of September 16, 2005, we have 106,744,451 shares of common stock outstanding. This information does not include 2,492,906 shares of common stock reserved for issuance upon exercise of options granted under our Stock Incentive Plan, 448,513 shares of common stock reserved for issuance upon exercise of other non-qualified options we have granted, 53,250,000 shares of common stock reserved for issuance upon exercise of other warrants we have granted, 744,571,200 shares underlying certain convertible debt we have issued.

Holders of our common stock are entitled to one vote for each share on all matters submitted to a stockholder vote. Holders of our company's common stock have no pre-emptive rights. There are no cumulative voting rights and a simple majority controls. The holders of common stock will share ratably in dividends declared for the common stock, if any, as declared by the Board of Directors in its discretion from funds or stock legally available. Subsequent to any preference of any series of Preferred Stock that may be outstanding, common stock holders are entitled to share pro-rata on all the company's assets after the payment of all liabilities, in the event of dissolution. All of the outstanding shares of common stock are fully paid and non-assessable and all the shares of common stock offered hereby will also be fully paid and non assessable.

We have not previously paid any cash dividends on our common stock and we do not anticipate or contemplate paying dividends on our common stock in the foreseeable future. Our present intention is to utilize all available funds for the development of our business. There is no assurance that we will ever have excess funds available for the payment of dividends. The only restrictions that presently limit our ability to pay dividends on common equity are those imposed by applicable state law.

PREFERRED STOCK

We currently are not authorized to issue Preferred Stock. However, if Proposal No. 4 is approved, we will be authorized to issue up to 3,000,000 preferred shares with a par value of $0.001, which shares shall be designated as Series A Preferred Stock. This Preferred Stock would have the designations described below under the discussion of Proposal No. 4.

STOCKHOLDER PROPOSALS FOR 2006 ANNUAL MEETING

PROPOSAL 1 - ELECTION OF THREE DIRECTORS

The Nevada Revised Statutes state that individuals are to be elected to the Board of Directors annually. The Board proposes three individuals, Ray W. Grimm, Jr., Alfred Hanser and Joseph V. Caracciolo, as nominees for election, to serve from the date of their election or until their successors shall have been earlier elected and qualified. Each of the three nominees currently serves on our Board of Directors.

The persons named as FemOne proxy holders intend to vote for the re-election of each of the three nominees. If you do not wish your shares to be voted for particular nominees, please identify the exceptions in the designated space provided on the proxy card. Assuming a quorum is present, the three nominees receiving the highest number of affirmative votes of shares entitled to be voted for them will be elected as directors of the Company. Any shares not voted, whether by abstention, broker non-vote, or otherwise, have no impact on the vote. Shareholders are not entitled to cumulate votes in the election of directors.

If at the time of the meeting one or more of the nominees have become unavailable to serve, shares represented by proxies will be voted for the remaining nominees and for any substitute nominee or nominees designated by the Board of Directors or, if none, the size of the Board will be reduced. The Board of Directors knows of no reason why any of the nominees will be unavailable or unable to serve.

Directors elected at the annual meeting will hold office until the next annual meeting or until their successors have been elected and qualified.

PROPOSAL 2 - TO AMEND AND RESTATE THE ARTICLES OF INCORPORATION TO CHANGE OUR CORPORATE NAME TO ACTIS GLOBAL VENTURES, INC.

Our Board of Directors has approved and recommended that the shareholders approve an amendment and restatement of our Articles of Incorporation to change the legal name of our corporation from FemOne, Inc. to ACTIS Global Ventures, Inc.

The Board of Directors has recommended this change in corporate name because it has determined that FemOne, Inc. is no longer reflective of the principal business activities of our corporation, and that ACTIS Global Ventures, Inc. will be better received by those persons with whom we engage in business.

If Proposal No. 2 is approved, the name change will become effective upon the filing Articles of Amendment to our Articles of Incorporation with the Secretary of State of Nevada.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" APPROVAL OF PROPOSAL NO. 2, WHICH WILL ALLOW US TO CHANGE OUR CORPORATE NAME TO ACTIS GLOBAL VENTURES, INC.

PROPOSAL 3 - TO AMEND AND RESTATE THE ARTICLES OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK

Our Board of Directors has approved and recommended that the shareholders approve an amendment and restatement of our Articles of Incorporation to increase the number of authorized shares of common stock from 500,000,000 to 10,000,000,000 shares. Specifically, Article Three of our Articles of Incorporation will be amended and restated to read, in relevant part, as follows:

“The shares of Common Stock which this Corporation is authorized to issue shall have a par value of One-Tenth of One Cent ($0.001) per share and the number of shares of Common Stock this corporation is authorized to issue is ten billion (10,000,000,000) shares.”

WHY ARE WE SEEKING TO INCREASE OUR AUTHORIZED SHARES?

The increase in our authorized shares of common stock is necessary to fulfill contractual obligations and in order to have further shares of authorized but unissued common stock available for subsequent financing and/or for acquisitions as opportunities may present themselves. Approval of this Proposal by the shareholders will address all of these considerations.

Between July and October 2004, we sold three tranches of 12% Callable Secured Convertible Notes and 9,000,000 common stock purchase warrants to a group of investors for aggregate gross proceeds of $3,000,000 (the “12% Notes”). On June 30, 2005, we sold 8% Callable Convertible Notes and 44,000,000 common stock purchase warrants to a group of investors for aggregate proceeds of $1,500,000 (the “8% Notes”).

The 12% Notes expire two years from the date of issuance and, at the option of the investors, are convertible into shares of our common stock at a conversion price equal to the lower of (1) the average of the three lowest intraday trading prices for our company's common stock as quoted by the OTCBB during the 20 days prior to the date of conversion, or (2) a fixed price of $0.75 per note. The 12% Notes accrue interest at the rate of 12% per year and interest payments are due quarterly. As of the Record Date, the investors have elected to have the interest payments converted to shares of common stock. Any amount of principal or interest which is not paid when due carries interest at the rate of 15%. In the event of a default on any of the notes, the investors may elect to demand us to pay them 130% of the principal and accrued interest and penalties owed on all notes. Until such time as they are converted or repaid, the 12% Notes are secured by a first lien upon all of our assets under a Security Agreement. The 12% Notes’ obligations are further guaranteed by a Guarantee and Pledge Agreement with our principal officers, who have pledged 50% of their individual stock holdings as collateral for the note obligations. In connection with the issuance of the 12% Notes, we issued 9,000,000 stock purchase warrants, at an exercise price of $0.37 per share. These warrants expire five years from the date of issuance.

The 8% Notes expire three years from the date of issuance and are convertible into shares of common stock of our company at a conversion price equal to the lower of (1) the average of the three lowest intraday trading prices for our company’s common stock as quoted by the OTCBB during the 20 days prior to the date of conversion, or (2) a fixed price of $0.40. Until such time as they are converted or repaid, the 8% Notes are secured together with the 12% Notes, described below, by a first lien upon the assets of our company under a Security Agreement covering all of our company’s tangible and intangible assets. Its obligations are further guaranteed by a Guarantee and Pledge Agreement with the principal officers of our company, who have pledged 50% of their individual stock holdings as collateral for the convertible note obligations. In connection with the issuance of the 8% Notes, our company issued 44,000,000 stock purchase warrants, at an exercise price of $0.25 per share. These warrants expire five years from the date of issuance. Under the terms of the 8% Notes we are required to register the shares underlying the 8% Notes and the warrants with the SEC within 30-days of the request for registration by the note holders, and no sooner than 90-days from the closing date.

Under the terms of the 12% Notes we were required to register the common stock underlying the notes and warrants within 120 days of executing the agreements. The Registration Statement on Form SB-2 was declared effective on September 9, 2004 registering 75,167,857 shares of common stock underlying the 12% Notes and warrants. To date, 66,100,000 shares of common stock have been issued under this registration statement. Based on our current stock price, it is necessary for us to file a new registration statement as early as possible after we have completed our amendment to our Articles of Incorporation to increase our authorized number of shares as proposed in this proxy statement. Under the terms of the 8% Notes, we are required to register the common shares underlying the notes and warrants within 30-days of receipt of a request for registration from the note holders. The holders of the 8% Notes have agreed not to make that request for 90-days following the closing date of the notes.

Under the terms of both the 12% Notes and 8% Notes (collectively referred to as the “Notes”), we are required to maintain a sufficient number of authorized but unissued shares to allow for the issuance of up to two times the number of shares of common stock which are convertible under all outstanding convertible notes and exercisable under all outstanding warrants, in each case as of the date of calculation. The conversion price to be used in making such calculation is the average of the three lowest intra-day trading prices for our stock during the preceding twenty trading days. Based upon the price of our common stock on September 16, 2005, the total number of shares which we are required to have on reserve against the conversion of the Notes and exercise of the warrants is 1,595,142,400, which is greater than the number of authorized shares of common stock which we currently have available to us. Under the terms of the Notes, this default would require us to pay a penalty to the note holders until the date on which such default can be cured. On June 30, 2005, in the closing documents for the 8% Notes, the note holders acknowledged our technical default concerning the number of shares authorized and to date no notice has been received calling us into default as a result of this deficiency, although one could be delivered at any time unless the waiver is further extended (a circumstance over which we have no influence or control). Therefore, the increase in authorized common stock is necessary for us to comply with the terms of the note agreements.

There can be no assurances, nor can our Board of Directors predict what effect, if any, these proposed amendments will have on the trading price of our common stock.

SUMMARY

Our Board of Directors believes that increasing the number of authorized common stock is in the best interests of our Company and its stockholders, because it will allow us to meet our obligations under the notes. In addition, it would also make available additional shares of common stock for use in future offerings, as well as acquisitions, incentive stock programs and other corporate purposes. The available additional shares of common stock may be issued from time to time as our Board of Directors determines, without further action of the stockholders.

If Proposal No. 3 is approved, the increase in authorized shares will become effective upon the filing Articles of Amendment to our Articles of Incorporation with the Secretary of State of Nevada.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" APPROVAL OF PROPOSAL NO. 3, WHICH WILL ALLOW US TO INCREASE OUR AUTHORIZED NUMBER OF SHARES OF COMMON STOCK TO 10,000,000,000.

PROPOSAL 4 - TO AMEND AND RESTATE THE ARTICLES OF INCORPORATION TO AUTHORIZE THE CREATION OF A CLASS OF CONVERTIBLE PREFERRED STOCK, DESIGNATED AS SERIES A PREFERRED STOCK, AND CONFERRING TO HOLDERS OF SUCH STOCK A NONDILUTABLE 50% OF THE COMBINED VOTING POWER OF OUR STOCK FOR NOT MORE THEN TWO YEARS

Our Board of Directors has approved and recommended that the shareholders approve an amendment and restatement of our Articles of Incorporation to authorize a new class of convertible Preferred Stock, designated as Series A Preferred Stock. Specifically, Article Three of our Articles of Incorporation will be amended and restated to read, in relevant part, as follows:

“This Corporation is authorized to issue two classes of stock, which are Common Stock and Preferred Stock.... The shares of Preferred Stock which this Corporation is authorized to issue shall have a par value of One-Tenth of One Cent ($0.001) per share and the number of shares of Preferred Stock this corporation is authorized to issue is Three Million (3,000,000) shares. The shares of Preferred Stock shall all be designated as Series A Preferred Stock. Each share of Series A Preferred Stock shall be pari passu with the shares of Common Stock of this Corporation, except that on any matter which is properly brought before the shareholders of the Corporation for voting prior to the Termination Date (as defined below), each share of Series A Preferred Stock shall entitle the holder thereof to the number of votes equal to a quotient the numerator of which is equal to the Total Number of Other Votes (as defined below) and the denominator of which is the number of shares of outstanding Series A Preferred Stock as of the record date for the vote that such shares are being cast.

"Total Number of Other Votes" on any record date means the aggregate number of votes to which holders of all classes of capital stock of the Corporation, other than holders of Series A Preferred Stock, are entitled to cast on such record date. The “Termination Date” shall be the date upon the earlier to occur of (i) November 10, 2007, or (ii) a determination by the Corporation’s Board of Directors in good faith that the Corporation is no longer subject to a substantial risk of a change in control. Following the Termination Date, each share of Series A Preferred Stock shall entitle the holder thereof to one (1) vote. Each holder of Series A Preferred Stock shall be entitled to convert his or her shares of Series A Preferred Stock at no charge into such number of shares of Common Stock equal to the monetary value of the consideration paid to the Corporation for his or her Preferred Stock divided by the fair market value of the Corporation’s Common Stock on the date of conversion into Common Stock as determined in good faith by the Corporation’s Board of Directors. Other than the voting rights and conversion rights accorded to the Series A Preferred Stock, the shares of Series A Preferred Stock shall have no other special preferences, privileges, or rights, and no special obligations, and shall be treated the same as Common Stock for all other purposes.”

WHY DO WE RECOMMEND AUTHORIZING PREFERRED STOCK?

Currently our company does not have any authorized shares of Preferred Stock. Approval of Proposal No. 4 would allow the creation of 3,000,000 authorized shares of Preferred Stock.

The shares of Preferred Stock which will be authorized if Proposal No. 4 is adopted will all be designated as Series A Preferred Stock, and we will have no other shares of Preferred Stock authorized at this time. All of the Series A Preferred Stock is intended to be delivered to two of our officers and directors, as more specifically discussed under Proposal No. 5 in this Proxy Statement. In order to implement Proposal No. 5 if approved, we must first authorize the creation of the Series A Preferred Stock, which is the purpose of this Proposal No. 4.

The specific preference of the Series A Preferred Stock is a disproportionate voting rights, such that holders of the Series A Stock would hold a nondilutable 50% of the combined voting power of our outstanding stock. If any shares of Series A Preferred Stock are issued as contemplated, then the two officers and directors to whom we intend to issue them as described in Proposal No. 5 below will have effective voting control over the corporation.

The Series A Preferred Stock are only entitled to the disproportionate voting rights until such time as our Board of Directors determines in good faith that our company is no longer subject to a substantial risk of a change in control, provided that in any event the disproportionate voting rights shall terminate no later then November 10, 2007. Following the termination of the disproportionate voting rights, each share of Series A Preferred Stock shall only be entitled to one vote.

Any issuance of Series A Preferred Stock could, under certain circumstances, have the effect of delaying or preventing a change in control of our company by increasing the number of outstanding shares entitled to vote and by increasing the number of votes required to approve a change in control of the company. Shares of Series A Preferred Stock could be issued, or rights to purchase such shares could be issued, to render more difficult or discourage an attempt to obtain control of our company by means of a tender offer, proxy contest, merger or otherwise. The ability of the Board to issue such shares (or its actual issuance by the Board), could discourage an attempt by a party to acquire control of our company by tender offer or other means. Such issuances could therefore deprive shareholders of any benefits which might result from such an attempt, such as the realization of a premium over the market price that such an attempt could cause. Moreover, the issuance of such additional shares of Series A Preferred Stock to persons friendly to the Board could make it more difficult to remove incumbent officers and directors from office even if such change were to be favorable to shareholders generally.

A holder of Series A Preferred Stock has the right to elect to convert his or her Series A Preferred Stock into shares of our Common Stock at no charge. In any such conversion, a holder of Series A Preferred Stock shall receive the number of Common Stock equal to the monetary value of the consideration paid to us for the holder’s Preferred Stock divided by the fair market value of our Common Stock on the date of conversion into Common Stock as determined in good faith by our Board of Directors.

Other than the disproportionate voting rights and the conversion rights, the shares of Series A Preferred Stock have no other special preferences, privileges or rights, which means that, among other things, they have no liquidation preference, no rights redemption, and no dividend attached to the shares. There also are no special obligations associated with the shares. Accordingly, other than their non-dilutable 50% voting power, the Series A Preferred Stock will be treated the same as the shares of Common Stock issued by our company. For example, a share of Series A Preferred Stock will be entitled to the same dividend and liquidation rights as a share of Common Stock.

Appendix A to this Proxy Statement sets forth the full text of our proposed Amended and Restated Articles of Incorporation, including the amendment to Article Three to authorize a class of Preferred Stock, designated as Series A Preferred Stock, conferring to holders of such stock a nondilutable 50% of the combined voting power of our stock. If Proposal No. 3 is approved, the authorization of the Preferred Stock will become effective upon the filing Articles of Amendment to our Articles of Incorporation with the Secretary of State of Nevada.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" APPROVAL OF PROPOSAL NO. 4, WHICH WILL ALLOW US TO AUTHORIZE A CLASS OF PREFERRED STOCK, DESIGNATED AS SERIES A PREFERRED STOCK, CONFERRING TO HOLDERS OF SUCH SHARES A NONDILUTABLE 50% OF THE COMBINED VOTING POWER OF OUR STOCK FOR NOT MORE THEN TWO YEARS.

PROPOSAL 5 - THE ISSUANCE OF SERIES A PREFERRED STOCK TO TWO OF OUR OFFICERS AND DIRECTORS, RAY W. GRIMM, JR. AND ALFRED HANSER, THEREBY ENSURING THEIR CONTINUED CONTROL OF OUR COMPANY

Our Board of Directors has determined that it would be in the best interests of the company and our shareholders to convert debt owed to Ray W. Grimm, Jr. and Alfred Hanser into shares of Series A Preferred Stock with disproportionate voting rights, such that these shares command a non-dilutable 50% of the combined voting power of our stock. Because our Articles of Incorporation currently do not authorize preferred shares, the issuance of the Series A Preferred Stock would only be possible if shareholders approve Proposal No. 4 authorizing preferred stock.

Our Board believes that it is necessary to provide Mr. Grimm and Mr. Hanser with the voting rights they would receive from the Series A Preferred Stock in order for current management to remain in control of our company. As we discussed in connection with Proposal 3 above, we sold $3,000,000 worth of 12% Callable Secured Convertible Notes to a group of investors in 2004. As required by the note agreements, we registered the shares underlying the notes and warrants with the SEC for public sale on a Registration Statement on Form SB-2. The investors have elected to receive payment on the notes in shares of common stock and have been selling these shares on the OTC Bulletin Board. We believe that these stock sales have contributed to a rapid and substantial decline in our share prices, and therefore, the dilution of all of our shareholders, including management. Without the additional voting rights Mr. Grimm and Mr. Hanser would receive from the receipt of Series A Preferred Stock, we are unable to provide any assurance that they will continue to serve as our management.

Ray W. Grimm, Jr. and Alfred Hanser have served as officers and directors of our company since 2002. Mr. Grimm founded our company and serves as our Chief Executive Officer, Chief Financial Officer and as one of our directors. Mr. Hanser joined the company soon after its inception and serves as our President, Secretary and one of our directors.

Mr. Grimm and Mr. Hanser are the principal persons involved in creating our business plan and growth strategy, and providing for its implementation. Despite the precipitous fall in our share price, which management believes is attributable to the constant selling pressure of the shares received by our investors upon conversion of the notes, our Board is recommending the approval of this Proposal No. 5 by our shareholders because it feels that Mr. Grimm and Mr. Hanser have been able to grow our company and increase its inherent value to shareholders. If control is lost by Mr. Grimm and Mr. Hanser as a result of the massive dilution caused by the conversion of notes, there is a concern that (a) the management of the corporation will not have sufficient ability to maintain their business plan and growth strategies, and/or (b) they may become disenfranchised and cease performing their managerial services on behalf of our company, either of which results could have a material and adverse impact on the business, operations and financial condition of our company.

From time to time, Mr. Grimm and Mr. Hanser have provided loans to us pursuant to unsecured promissory notes. These notes accrue interest at a rate of 8% per annum. As of September 30, 2005, our company’s obligations to Mr. Grimm and Mr. Hanser for the principal due on these stockholder loans were $298,725 and $1,284, respectively. As of September 30, 2005, our company’s obligation for accrued interest on these loans payable to Mr. Grimm and Mr. Hanser were $104,894 and $1,684, respectively. Under the terms of note agreements that we entered into with investors in connection with our sale of the 12% Callable Convertible Notes and 8% Callable Convertible Notes, these amounts cannot be repaid in cash until our outstanding notes are paid or converted in full. On October 1, 2005, Mr. Grimm assigned 50% of the principal and accrued interest on his promissory note to Mr. Hanser.

In addition, Mr. Grimm and Mr. Hanser have elected to defer payment of a portion of the salaries and bonus payments due to each of them. As of September 30, 2005, we owed principal, accrued interest and accrued unpaid salaries to Mr. Grimm and Mr. Hanser in the amounts of $39,516 and $13,609 respectively. As of September 30, 2005, we owed unpaid bonus’ payments to Mr. Grimm and Mr. Hanser of $46,682 each.

Subject to shareholder approval, our management has agreed with Mr. Grimm and Mr. Hanser to convert 65% percent of this debt into shares of Series A Preferred Stock at a conversion price of equal to 10% of the fair market value of the common stock on the date of conversion. Based on the current stock price, Mr. Grimm plans to convert $180,822 and Mr. Hanser plans to convert $168,033. These amounts will be adjusted based on the stock price on the date of conversion.

As discussed under Proposal No. 4, above, the Series A shares would be entitled to participate in any vote by holders of the common shares and hold a nondilutable 50% of the combined voting power of our stock. These disproportionate voting rights would terminate on the earlier to occur of (1) a determination of our Board that our company is no longer subject to a substantial risk of a change in control, or (2) November 10, 2007. Holders of Series A Preferred Stock would have the right to convert their Series A Preferred Stock into shares of our Common Stock at no charge. In any such conversion, a holder of Series A Preferred Stock shall receive the number of shares of Common Stock equal to the monetary value of the consideration paid to our company for the holder’s Preferred Stock divided by the fair market value of our Common Stock on the date of the conversion into Common Stock as determined in good faith by our Board of Directors. Additionally, the Series A shares would be entitled to share ratably with the common shares in any dividends issued by our company or in any distribution of assets upon liquidation, dissolution or winding up of our company. For a more thorough discussion of the rights and preferences of the Series A Preferred Stock, please see Proposal No. 4, above.

If Proposal No. 5 is approved by the shareholders and we proceed with this debt conversion, Mr. Grimm will receive 1,390,940 shares of Series A Preferred Stock and Mr. Hanser will receive 1,292,563 shares of Series A Preferred Stock. Together they would hold 2,683,503 shares of Series A Preferred Stock. These Series A shares, when combined with the shares of common stock they already own, would ensure that Mr. Grimm and Mr. Hanser firmly have voting control of our company at least until the termination of Series A’s disproportionate voting rights, even if all 10,000,000,000 authorized shares of common stock are issued.

The following table shows the effect that the issuance of Series A Preferred Stock to Mr. Grimm and Mr. Hanser would have on the voting control of our Company, assuming that that the Series A Preferred Stock was issued as of the Record Date, September 16, 2005. This table sets forth certain information concerning the number of shares of our stock owned beneficially as of the September 16, 2005 and after giving effect to the proposed Series A issuance by: (i) each person (including any group) known to us to own more than five percent of any class of our voting securities, (ii) each of our directors and named executive officers, and (iii) all of our officers and directors as a group. Unless otherwise indicated, the shareholders listed below possess (or would possess) sole voting and investment power with respect to the shares indicated.

Name and Address of Beneficial Owner	Shares of Common Stock	Percentage of Voting Stock Beneficially Owned Prior to Proposed Series A Issuance(3)	Shares of Series A Stock Proposed to be Issued(4)	Percentage of Voting Stock Beneficially Owned After Giving Effect to Proposed Series A Issuance(5)
Ray W. Grimm, Jr.(1)	24,232,569	22.70%	1,390,940	32.35%
Alfred Hanser(1)	8,575,171	8.06%	1,292,563	23.02%
Joseph V. Caracciolo(1)	1,154,260	1.08%	--	--
Total Officers and Directors as a Group (three persons)	33,962,000	31.82%	2,693,503	65.91%

AJW Offshore Ltd(2)(6)	322,022,496	75.10%	--	37.55%
AJW Qualified Partners, LLC(2)(7)	327,141,872	75.40%	--	37.70%
AJW Partners LLC(2)(8)	128,951,696	54.71%	--	27.36%
New Millenium Capital Partners(2)(9)	19,455,136	15.42%	--	7.71%

(1)	The address for Mr. Grimm, Mr. Hanser and Mr. Caracciolo is 1905 Aston Avenue, Suite 101, Carlsbad, California, 92008.
(2)	The address for AJW Offshore, LTD, AJW Qualified Partners, LLC, AJW Partners, LLC and New Millenium Capital Partners is 1104 Northern Boulevard, Suite 203, Roslyn, New York, 11576.
(3)	Based on 106,744,451 shares outstanding as of September 16, 2005.
(4)	Assumes the issuance of the proposed Series A preferred shares at fair market value on September 16, 2005 to Mr. Grimm and Mr. Hanser.
(5)
As described in Proposal 4 above, the Series A Preferred Stock represent as a class 50% of the total voting shares. After the issuance of Series A Preferred Stock, Mr. Grimm would hold 52% of the class and Mr. Hanser would hold 48% of the class. Their respective voting percentages listed in this column, represent the percentage of votes they would hold after giving effect to the Series A issuance and with 106,744,451 shares of common shares outstanding as of the Record Date.

(6)
Includes 2,970,000 shares of common stock issuable upon the exercise of Stock Purchase Warrants at $0.37 per share, 22,044,000 shares of common stock issuable upon exercise of Stock Purchase Warrants at $0.25 per share, and 265,186,157 shares of common stock that potentially could be issued at the current conversion price of $0.005 for conversion of $1,485,042 in principal of convertible notes outstanding as of September 16, 2005.

(7)
Includes 4,140,000 shares of common stock issuable upon the exercise of Stock Purchase Warrants at $0.37 per share, 14,873,000 shares of common stock issuable upon exercise of Stock Purchase Warrants at $0.25 per share, and 294,127,957 shares of common stock that potentially could be issued at the current conversion price of $0.005 for conversion of $1,540,649 in principal of convertible notes outstanding as of September 16, 2005.

(8)
Includes 1,620,000 shares of common stock issuable upon the exercise of Stock Purchase Warrants at $0.37 per share, 6,336,000 shares of common stock issuable upon the exercise of Stock Purchase Warrants at $0.25 per share, and 108,031,871 shares of common stock that potentially could be issued at the current conversion price of $0.005 for conversion of $604,978 in principal of convertible notes outstanding as of September 16, 2005.

(9)
Includes 270,000 shares of common stock issuable upon the exercise of Stock Purchase Warrants at $0.37 per share, 748,000 shares of common stock issuable upon the exercise of Stock Purchase Warrants at $0.25 per share, and 16,461,729 shares of common stock that potentially could be issued at the current conversion price of $0.005 for conversion of $92,186 in principal of convertible notes outstanding as of September 16, 2005.

It is believed by us that all persons listed above have full voting and investment power with respect to their respective shares indicated. Under the rules of the Securities and Exchange Commission, a person (or group of persons) is deemed to be a "beneficial owner" of a security if he or she, directly or indirectly, has or shares the power to vote or to direct the voting of such security, and/or the power to dispose of or to direct the disposition of such security. Accordingly, more than one person may be deemed to be the beneficial owner of the same security. A person is also deemed to be a beneficial owner of any security which that person has the right to acquire within 60 days from the date this report is filed (such as through the exercise of options or warrants to purchase our common stock). We do not know if AJW Offshore Ltd., AJW Qualified Partners LLC, AJD Partners LLC and/or New Millennium Capital Partners are under common or shared control; if any of them does share common control with any others of them then, pursuant to the rules of the Securities and Exchange Commission regarding financial ownership, each of them would be deemed to have financial ownership over all of the confirmed shares owned by the entities having common control.

Because the issuance of Series A Preferred Stock to Mr. Grimm and Mr. Hanser would give them majority voting control of our Company for the foreseeable future, any attempt to take control of our Company by any other company by means of a tender offer, proxy contest, merger or otherwise would require their approval. While this would make a hostile takeover less likely, this could also deprive shareholders of benefits which might result from such an attempt, such as the realization of a premium over the market price that such an attempt could cause. Moreover, the issuance of the Series A Preferred Stock to Mr. Grimm and Mr. Hanser would give them the ability to control our management and affairs and the outcome of matters submitted to stockholders for approval, including the election and removal of directors, amendments to our bylaws and any merger, consolidation or sale of all or substantially all of our assets.

Our Board believes that the benefits of stability and continuity and intended from the issuance of Series A Preferred Stock to Mr. Grimm and Mr. Hanser outweigh its disadvantages. Not only would the issuance remove debt from our books, it would also insure that Mr. Grimm and Mr. Hanser remain in control of our Company and can continue proceeding with our business plan.

If Proposal No. 4 is approved by the shareholders, the Board could proceed with the issuance of Series A Preferred Stock without shareholder approval of this Proposal No. 5, because Nevada corporations law does not require shareholder approval to issue shares which have been duly authorized. However, the Board has determined to seek the approval of the shareholders regarding this proposed issuance as a matter of good corporate governance.

THE BOARD OF DIRECTORS RECOMMENDS YOU VOTE "FOR" THE ISSUANCE OF SERIES A PREFERRED STOCK TO OUR TWO OFFICERS AND DIRECTORS, RAY W. GRIMM, JR. AND ALFRED HANSER, THEREBY ENSURING THEIR CONTINUED CONTROL OF OUR COMPANY.

PROPOSAL 6 - RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

Peterson & Co., LLP has been our independent audit firm since February 2004, and the Board of Directors has selected Peterson and Co., LLP as our independent audit firm for the fiscal year ending December 31, 2005.

As a matter of good corporate governance, the Board of Directors has determined to submit its selection of independent audit firm to shareholders for ratification. If shareholders fail to ratify the appointment, the Board of Directors would reconsider this appointment, although it would not be required to select different independent public auditors. Even if the selection is ratified, the Board of Directors, in its discretion, may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of our company and our shareholders. If you submit a proxy card but do not fill out the voting instructions on the proxy card, the persons named as proxies will vote the shares represented by the proxy for ratification of the appointment of Peterson & Co., LLP as the independent auditors.

THE BOARD OF DIRECTORS RECOMMENDS YOU VOTE "FOR" THE RATIFICATION OF PETERSON & CO., LLP AS INDEPENDENT AUDITORS FOR FISCAL YEAR 2005.

PROPOSAL 7  - OTHER MATTERS TO COME BEFORE THE ANNUAL MEETING

If you are granted a proxy, the persons named as proxy holders, Ray W. Grimm, Jr. and Alfred Hanser, will have the discretion to vote your shares on any additional matters not described herein that properly come before the meeting, or any adjournment or postponement of the meeting. This discretionary authority is limited by SEC rules to certain specified matters, such as matters incident to the conduct of the meeting and voting for alternative candidates if any of our nominees is not available to serve as a director. If for any unforeseen reason any of our nominees is not available as a candidate for director, the persons named as proxy holders will vote your proxy for such other candidate or candidates as may be nominated by the Board. At the time this document went to press, we knew of no other matters that might be presented for Shareholder action at our 2005 Annual Meeting of Shareholders.

AVAILABLE INFORMATION

The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance with the Exchange Act we file reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). You may inspect and copy the reports, proxy statements and other information filed by us with the Commission at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, as well as the Commission's Regional Offices. You may also call the Commission at 1-800-SEC-0330 for more information about the public reference room, how to obtain copies of documents by mail or how to access documents electronically on the Commission's Web site at (http://www.sec.gov).

Items 6, 7 and 8 of our Annual Report on Form 10-KSB for the year ended December 31, 2004 are incorporated by reference into this Proxy Statement. A copy of this Annual Report is included with this Proxy Statement. Your attention is directed to the Financial Statements and Management’s Discussion and Analysis in this Annual Report which contains important information regarding our Company. Our Annual Report on Form 10-KSB as well as the Quarterly Reports on Form 10-QSB are also available on the SEC "EDGAR" site at www.sec.gov/edgar/searchedgar/companysearch.html; type in Company Name: Fem One to locate these filings.

The Board of Directors of our company knows of no matters, other than those described in this Information Statement, which have been recently approved or considered by the holders of our company's Common Stock.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ Ray W. Grimm, Jr.
Ray W. Grimm, Jr.
Chief Executive Officer
Dated October [_], 2005

ANNUAL MEETING OF SHAREHOLDERS
OF FEMONE, INC.
November 10, 2005

PROXY ANNUAL MEETING OF FEMONE, INC. SHAREOWNERS, NOVEMBER 10, 2005 THIS PROXY IS SOLICITED ON BEHALF OF THE CORPORATION'S BOARD OF DIRECTORS

The undersigned hereby appoints Ray W. Grimm, Jr. and Ray W. Grimm, Jr., and each of them jointly and severally, Proxies, with full power of substitution, to vote, as designated on the reverse side, all common shares of FemOne, Inc. held of record by the undersigned on September 16, 2005, at the Annual Meeting of Shareholders to be held on November 10, 2005, or any adjournment thereof.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF THE NOMINEES TO SERVE AS DIRECTORS AND "FOR" APPROVAL OF PROPOSALS 1, 2, 3, 4, AND 5. THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS SPECIFIED ON THE REVERSE SIDE. IF NO DIRECTION IS GIVEN IN THE SPACE PROVIDED ON THE REVERSE SIDE, THIS PROXY WILL BE VOTED "FOR" THE ELECTION OF THE NOMINEES SPECIFIED ON THE REVERSE SIDE AND "FOR" THE APPROVAL OF PROPOSALS 1, 2, 3, 4, 5 AND 6. HAS YOUR ADDRESS CHANGED?

DO YOU HAVE ANY COMMENTS?

SEE REVERSE (CONTINUED AND TO BE DATED AND SIGNED ON THE REVERSE SIDE)

FEMONE, INC.
1905 ASTON DRIVE, SUITE 101
CARLSBAD, CA, USA 92008

YOUR VOTE IS IMPORTANT.
CASTING YOUR VOTE AS DESCRIBED ON THIS INSTRUCTION CARDVOTES ALL
COMMON SHARES OF FEMONE, INC. THAT YOU ARE ENTITLED TO VOTE.

PLEASE CONSIDER THE ISSUES DISCUSSED IN THE PROXY STATEMENT AND CAST
YOUR VOTE BY COMPLETING THE PROXY AND MAILING IT TO THE COMPANY.

Please mark votes by shading in the boxes to the left of your choices with a black or dark blue pen or with a No. 2 pencil.

This Proxy, when properly executed, will be voted in the manner directed. If no direction is made, this Proxy will be voted FOR all of the Director nominees listed below and FOR approval of Proposals 2 through 7.

The Board of Directors recommends a vote FOR the Director nominees listed below and FOR approval of Proposals 2 through 7.

1. Election of Directors - If Shareholders approve Proposal 1, each nominee will be elected for a one-year term or until his or her successor is elected.

Nominees for election as Directors:

01 - Ray W. Grimm, Jr.
02 - Alfred Hanser
03 - Joseph V. Caracciolo

☐ FOR ALL NOMINEES   ☐ WITHHELD FROM ALL NOMINEES

☐ For all nominees, except as written above.

2. To approve the amendment and restatement of our Articles of Incorporation to change our corporate name to ACTIS Global Ventures, Inc.

 ☐ FOR    ☐ AGAINST    ☐ ABSTAIN

3. To approve an amendment and restatement of our Articles of Incorporation to increase the number of authorized shares of common stock from 500,000,000 to 10,000,000,0000 shares.

 ☐ FOR    ☐ AGAINST    ☐ ABSTAIN

4. To approve an amendment and restatement of our Articles of Incorporation to authorize the creation of a class of preferred stock called Series A Preferred Stock, and conferring to holders of such stock a nondilutable 50% of the combined voting power of our stock for not more then two years.

 ☐ FOR    ☐ AGAINST    ☐ ABSTAIN

5. To approve the issuance of Series A Preferred Stock to two our officers and directors, Ray W. Grimm, Jr. and Alfred Hanser, thereby ensuring their continued control of our Company.

 ☐ FOR    ☐ AGAINST    ☐ ABSTAIN

6. To ratify the appointment of Peterson & Co., LLP as our independent auditors for the fiscal year ending December 31, 2005.

 ☐ FOR    ☐ AGAINST    ☐ ABSTAIN

7. To transact such other business as may properly come before the meeting or any adjournment or postponement of the meeting.

 ☐ FOR    ☐ AGAINST    ☐ ABSTAIN

Change of Address and/or Comments Mark Here    ☐

The signer hereby revokes all Proxies previously given by the signer to vote at the meeting or any adjournments.

Please mark, sign, date, and return this Proxy promptly using the enclosed envelope.

Please sign exactly as the name appears on this card. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by general partner.

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